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                                                                   EXHIBIT 99.1



                     CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
                     ---------------------------------------
                               2ND QUARTER RESULTS
                               -------------------


         Clifton, New Jersey - November 2, 2009 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the "Company"), the holding company of Clifton Savings Bank (the "Bank"), today announced the results of its operations for the three and six months ended September 30, 2009. Net income was $1.32 million for the three months ended September 30, 2009, a decrease of $43,000, or 3.2%, as compared to $1.36 million for the three months ended September 30, 2008. Net income was $2.17 million for the six months ended September 30, 2009, a decrease of $331,000, or 13.3%, as compared to $2.50 million for the six months ended September 30, 2008. Net income decreased for both periods primarily as a result of an increase in provision for loan losses and an increase in federal deposit insurance premiums and special assessment, partially offset by an increase in net interest income and to a lesser extent, a decrease in income tax expense. Both basic and diluted earnings per common share were $0.05 for both the three months ended September 30, 2009 and 2008. Both basic and diluted earnings per common share were $0.08 for the six months ended September 30, 2009, a decrease of $0.02, or 20.0%, as compared to $0.10 for the six months ended September 30, 2008. Cash dividends paid per common share were $0.05 for both the three months ended September 30, 2009 and 2008, and $0.10 for both the six months ended September 30, 2009 and 2008.

         Net interest income increased $555,000, or 11.9%, for the three months ended September 30, 2009, to $5.22 million as compared to $4.67 million for three months ended September 30, 2008, reflecting a 7 basis point increase in the net interest margin partially offset by a decrease of $17.3 million in average net interest-earning assets. Average interest-earning assets increased

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$71.7 million, or 8.2%, during the 2009 period, which consisted of increases of
$23.6 million in loans, $30.5 million in mortgage-backed securities, and $23.9 million in investment securities, partially offset by a decrease of $6.3 million in other interest-earning assets. Loans, mortgage-backed and investment securities increased primarily due to the redeployment of funds resulting from growth in deposits into interest-earning assets. Average interest-bearing liabilities increased $89.0 million, or 12.2%, during the 2009 period, as a result of an increase of $108.5 million in interest-bearing deposits, partially offset by a decrease of $19.5 million in borrowings. Net interest margin increased to 2.22% for the quarter ended September 30, 2009 from 2.15% for the quarter ended September 30, 2008. The net interest rate spread increased 27 basis points to 1.85%, as the 35 basis point decrease to 4.78% in the average yield earned on interest-earning assets was more than offset by the 62 basis point decrease to 2.93% in the average rate paid on interest-bearing liabilities.

           Net interest income increased $944,000, or 10.6%, for the six months ended September 30, 2009, to $9.81 million as compared to $8.87 million for six months ended September 30, 2008, reflecting an 8 basis point increase in the net interest margin partially offset by a decrease of $23.6 million in average net interest-earning assets. Average interest-earning assets increased $55.9 million, or 6.5%, during the 2009 period, as a result of increases of $32.4 million in loans, $31.2 million in mortgage-backed securities, and $5.8 million in investment securities, partially offset by a decrease of $13.5 million in other interest-earning assets. Loans, mortgage-backed and investment securities increased primarily due to the redeployment of funds from other interest-earning assets into higher yielding assets, along with funds received from the growth in deposits being redeployed into interest-earning assets. Average interest-bearing liabilities increased $79.4 million, or 11.0%, during the 2009 period, which

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consisted of an increase of $89.3 million in interest-bearing deposits, partially offset by a decrease of $9.9 million in borrowings. Net interest margin increased to 2.14% for the six months ended September 30, 2009 from 2.06% for the six months ended September 30, 2008. The net interest rate spread increased 28 basis points to 1.76%, as the 26 basis point decrease to 4.83% in the average yield earned on interest-earning assets was more than offset by the 54 basis point decrease to 3.07% in the average rate paid on interest-bearing liabilities.

         The provision for loan losses increased $218,000, or 189.6%, to $333,000, during the three months ended September 30, 2009, as compared to $115,000 during the three months ended September 30, 2008. The provision for loan losses increased $318,000, or 276.5%, to $433,000, during the six months ended September 30, 2009, as compared to $115,000 during the six months ended September 30, 2008. The increase in the provisions in the current periods was the result of increases in non-performing loans due to worsening economic conditions and, to a lesser extent, the increase in the loan portfolio balance. Non-performing loans increased from $533,000 at September 30, 2008 to $2.7 million at September 30, 2009. At September 30, 2009, non-performing loans consisted of eleven loans secured by one- to four-family residential real estate, two loans secured by commercial real estate, and one loan secured by a multi-family dwelling, while at September 30, 2008, non-performing loans consisted of nine one- to four-family residential real estate loans. During the quarter ended September 30, 2009, there was an $83,000 charge-off which represented a partial loss from the restructuring of one residential real estate loan. This was the first loan charge-off recorded by the Bank in more than ten years. At March 31, 2009 and June 30, 2009, non-performing loans totaled $870,000 and $1.4 million, respectively. The percentage of non-performing loans

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to total loans has been consistently low, even though it rose from 0.11% at
September 30, 2008 to 0.54% at September 30, 2009.

         Non-interest expense increased $420,000, or 14.9%, to $3.24 million for the three months ended September 30, 2009 as compared to $2.82 million for the three months ended September 30, 2008. The increase was primarily the result of increases of $163,000, or 679.2%, in federal deposit insurance premiums, $111,000, or 191.4%, in legal expense and $59,000, or 16.5%, in miscellaneous expenses. The increase in federal deposit insurance premiums in 2009 was due to an increase in the quarterly assessment rates for all financial institutions, along with a special emergency assessment imposed in order to cover the losses of the Deposit Insurance Fund that were incurred from failed financial institutions, as well as anticipated future losses. The Federal Deposit Insurance Corporation special assessment paid in September 2009 was $422,000. The special assessment was based on the Bank's June 30, 2009 Total Assets minus Tier 1 Capital multiplied by five basis points. The increase in legal expenses was mostly due to a $92,000 insurance recovery of previously expensed legal fees relating to litigation reimbursement in the 2008 period. The increase in miscellaneous expenses was mostly due to increases of $21,000 in consulting fees due to costs associated with information systems testing and an insurance coverage adequacy review, and $28,000 in correspondent bank service fees.

         Non-interest expense increased $1.19 million, or 21.0% to $6.86 million for the six months ended September 30, 2009 from $5.67 million for the six months ended September 30, 2008. The increase was primarily the result of increases of $780,000, or 1,950.0%, in federal deposit insurance premiums, $103,000, or 5,150.0%, in legal expense and $190,000, or 29.2%, in miscellaneous expenses. The increase in federal deposit insurance premiums in 2009 was due to an increase in the quarterly assessment rates and the special emergency

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assessment. The increase in legal expenses was mostly due to the insurance recovery in the 2008 period. The increase in miscellaneous expenses was mainly due to a $49,000 recovery of previously expensed consulting fees relating to litigation reimbursement in the 2008 period along with an additional increase of $40,000 in consulting fees due to costs associated with information systems testing, an insurance coverage adequacy review, and branch feasibility studies, as well as increases of $20,000 in stationary, printing and supplies, and $45,000 in correspondent bank service fees.

         Income taxes decreased $33,000, or 5.0%, to $624,000 for the three months ended September 30, 2009, as compared to $657,000 for the three months ended September 30, 2008 as a result of lower pre-tax income, coupled with a decrease in the effective income tax rate which was 32.1% in the 2009 period, compared with 32.5% for the 2008 period. Income taxes decreased $226,000, or 19.5%, to $931,000 for the six months ended September 30, 2009, as compared to $1.16 million for the six months ended September 30, 2008 as a result of lower pre-tax income, coupled with a decrease in the effective income tax rate which was 30.1% in the 2009 period, compared with 31.7% for the 2008 period. The Company's effective tax rate decreases when overall income decreases, as tax exempt income recognized from the cash surrender value of bank owned life insurance accounts for a larger percentage of overall income.

         The Company's total assets increased $57.1 million, or 5.9%, to $1.02 billion at September 30, 2009, from $959.8 million at March 31, 2009. Net loans increased $19.3 million, or 4.1%, to $487.8 million at September 30, 2009 from $468.5 million at March 31, 2009. Higher than average origination and refinance levels were partially offset by high repayment levels. Securities, including both available for sale and held to maturity issues, increased $71.8 million, or 18.2%, to $466.2 million at September 30, 2009, from $394.4 million

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at March 31, 2009. Cash and cash equivalents decreased $35.6 million, or 69.7 %, to $15.5 million at September 30, 2009 from $51.1 million at March 31, 2009, as funds were redeployed into higher yielding assets.

         Total liabilities increased $55.0 million or 7.0%, to $841.6 million at September 30, 2009 from $786.6 million at March 31, 2009. Deposits increased $56.4 million, or 8.9%, from $633.6 million at March 31, 2009 to $690.0 million at September 30, 2009. Borrowed funds decreased $1.9 million, or 1.3 %, to $142.4 million at September 30, 2009 as compared to $144.3 million at March 31, 2009. During the six months ended September 30, 2009, $8.9 million of long-term borrowings were repaid in accordance with their original terms, while one $7.0 million short-term borrowing at a rate of 0.54% was originated during the period. The average rate of outstanding borrowings as of September 30, 2009 was 3.65%.

         Total stockholders' equity increased $2.1 million, or 1.2%, to $175.3 million at September 30, 2009 from $173.2 million at March 31, 2009. The increase resulted primarily from net income of $2.17 million, ESOP shares committed to be released of $390,000, $599,000 for stock options and restricted stock awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits, and a net increase in unrealized gains of $251,000 on the available for sale securities portfolios, partially offset by the repurchase of approximately 40,000 shares of Company common stock for $398,000 and cash dividends paid of $921,000. At September 30, 2009, there were 26,695,575 shares of common stock outstanding.

         John A. Celentano, Jr., the Company's Chairman and Chief Executive Officer, stated, "We were very pleased with our results for the six months ended September 30, 2009:

        o       Net loans increased $19.3 million, or 4.1%,
        o       Deposits increased $56.4 million, or 8.9%,
        o       Stockholders' equity increased $2.1 million, or 1.2%, and
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        o       Our net interest income increased $944,000, or 10.6%.

We are also pleased with the results of our quarter ended September 30, 2009 which reflected:

        o       Our net interest income increased $555,000, or 11.9%,
        o Average interest-bearing liabilities increased $89.0 million, or 12.2%, and
        o       Our net interest margin increased to 2.22%.

We were not as pleased with, but had no control over the increases of $163,000 and $780,000 or 679.2% and 1,950.0%, in our FDIC premiums for the three and six month periods. However, we did finish the quarter ended September 30, 2009 with 2,414 real estate loans outstanding and only one $83,000 charge-off."

         The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 10 full-service banking offices in northeast New Jersey. The Company's majority stockholder is Clifton MHC, a federally chartered mutual holding company.

         This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

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
SELECTED  CONSOLIDATED FINANCIAL AND OTHER DATA


                                                        AT SEPTEMBER 30,     AT MARCH 31,
                                                        ----------------   -------------------------------
                                                              2009                2009          % Change
                                                        ----------------     ---------------  ------------
                                                                (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets                                               $1,016,924           $959,770          5.95%
Loans receivable, net                                         487,790            468,500          4.12%
Cash and cash equivalents                                      15,505             51,126        -69.67%
Securities                                                    466,230            394,375         18.22%
Deposits                                                      690,012            633,582          8.91%
FHLB advances                                                 142,406            144,272         -1.29%
Total stockholders' equity                                    175,277            173,164          1.22%


                                                                   SIX MONTHS
                                                               ENDED SEPTEMBER 30,
                                                        --------------------------------------------------
                                                              2009                2008          % Change
                                                        ----------------     ---------------  ------------
                                                                (Dollars in thousands)
OPERATING DATA:
Interest income                                               $22,163            $21,924          1.09%
Interest expense                                               12,354             13,059         -5.40%
                                                           ----------           --------
Net interest income                                             9,809              8,865         10.65%
Provision for loan losses                                         433                115        276.52%
                                                           ----------           --------
Net interest income after
   provision for loan losses                                    9,376              8,750          7.15%
Noninterest income                                                582                575          1.22%
Noninterest expenses                                            6,862              5,672         20.98%
                                                           ----------           --------
Income before income taxes                                      3,096              3,653        -15.25%
Income taxes                                                      931              1,157        -19.53%
                                                           ----------           --------
Net income                                                     $2,165             $2,496        -13.26%
                                                           ==========           ========
Basic and diluted earnings per share                            $0.08              $0.10        -20.00%
                                                           ==========           ========


                                                                   THREE MONTHS
                                                                ENDED SEPTEMBER 30,
                                                       --------------------------------------------------
                                                              2009                2008          % Change
                                                        ----------------     ---------------  ------------
                                                                (Dollars in thousands)
OPERATING DATA:
Interest income                                               $11,244            $11,157          0.78%
Interest expense                                                6,020              6,488         -7.21%
                                                           ----------           --------
Net interest income                                             5,224              4,669         11.89%
Provision for loan losses                                         333                115        189.57%
                                                           ----------           --------
Net interest income after
   provision for loan losses                                    4,891              4,554          7.40%
Noninterest income                                                292                285          2.46%
Noninterest expenses                                            3,238              2,818         14.90%
                                                           ----------           --------
Income before income taxes                                      1,945              2,021         -3.76%
Income taxes                                                      624                657         -5.02%
                                                           ----------           --------
Net income                                                     $1,321             $1,364         -3.15%
                                                           ==========           ========
Basic and diluted earnings per share                            $0.05              $0.05          0.00%
                                                           ==========           ========

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

                                                     AT OR FOR THE SIX         AT OR FOR THE THREE
                                                        MONTHS ENDED               MONTHS ENDED
                                                       SEPTEMBER 30,              SEPTEMBER 30,
                                                    --------------------       --------------------
                                                       2009        2008          2009         2008
                                                       ----        ----          ----         ----

PERFORMANCE RATIOS (1):
Return on average assets                               0.44%       0.55%         0.52%        0.60%
Return on average equity                               2.49%       2.94%         3.03%        3.23%
Interest rate spread (2)                               1.76%       1.48%         1.85%        1.58%
Net interest margin (3)                                2.14%       2.06%         2.22%        2.15%
Noninterest expense to average assets                  1.38%       1.25%         1.28%        1.23%
Efficiency ratio (4)                                  66.04%      60.08%        58.70%       56.88%
Average interest-earning assets to
   average interest-bearing liabilities                1.14x       1.19x         1.15x        1.19x
Average equity to average assets                      17.53%      18.71%        17.26%       18.45%
Basic and diluted earnings per share                   $0.08       $0.10         $0.05        $0.05
Dividends per share (5)                                $0.10       $0.10         $0.05        $0.05
Dividend payout ratio (5)                             42.54%      38.06%        34.82%       34.02%

CAPITAL RATIOS (6):
Tangible capital                                      15.02%      15.84%        15.02%       15.84%
Core capital                                          15.02%      15.84%        15.02%       15.84%
Risk-based capital                                    41.25%      40.97%        41.25%       40.97%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total loans                                         0.42%       0.33%         0.42%        0.33%
Allowance for loan losses as a percent of
   nonperforming loans                                77.01%     291.74%        77.01%      291.74%
Net charge-offs to average outstanding
   loans during the period                             0.02%       0.00%         0.02%        0.00%
Nonperforming loans as a percent of
   total loans                                         0.54%       0.11%         0.54%        0.11%
Nonperforming assets as a percent of
   total assets                                        0.26%       0.06%         0.26%        0.06%

OTHER DATA:
Number of:
   Real estate loans outstanding                       2,414       2,390         2,414        2,390
   Deposit accounts                                   32,694      31,855        32,694       31,855
   Full service customer service facilities               10          10            10           10

--------------------------------
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.
(5) Reflects only shares of common stock held by stockholders other than Clifton MHC.
(6) Bank only.